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EXHIBIT 11

HILTON HOTELS CORPORATION AND SUBSIDIARIES
Computation of Per Share Earnings

	2001		2002	2003
Basic
Net income (in millions)	$166		198	164
Weighted average common shares	369,026,000		373,992,000	377,941,000

Basic earnings per common share	$0.45		0.53	0.43

Diluted
Income (in millions)
Net income	$166		198	164
Add after tax interest applicable to 5% convertible notes	15		16	6

Net income, as adjusted	$181		214	170
Shares
Weighted average common shares—basic	369,026,000		373,992,000	377,941,000
Assuming conversion of 5% convertible notes	22,556,000		22,556,000	8,792,000
Dilutive effect of assumed option exercises (as determined by the application of the treasury stock method)	2,308,000		4,116,000	5,961,000

Common and common equivalent shares as adjusted	393,890,000		400,664,000	392,694,000

Diluted earnings per common share	$0.46	[1]	0.53	0.43

[1]
This calculation is submitted in accordance with Regulation S-K item 601(b)(11) although it is contrary to paragraph 13 of Statement of Financial Accounting Standards No. 128 because it produces an anti-dilutive result in the 2001 period.

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  EXHIBIT 11